EXHIBIT 24.1
CONFIRMING STATEMENT

This Statement confirms that the undersigned, Rick Allen, has authorized and designated each of William O. Sweeney, General Counsel and Secretary, Maxtor Corporation and Dawn C. Anderson, Assistant Secretary, Maxtor Corporation, individually, to execute and file on the undersigned's behalf an application to obtain SEC EDGAR Filing Codes required for Section 15 filings together with all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Maxtor Corporation. The authority of each of William O. Sweeney and Dawn C. Anderson, individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3,4 and 5 with regard to the undersigned's ownership of or transactions in securities of Maxtor Corporation, unless earlier revoked in writing. The undersigned acknowledges that each of William O. Sweeney and Dawn C. Anderson, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

-s- Rick Allen
Rick Allen
Date: 5/6/05